EXHIBIT 99.1

NEWS

Organic To Go Expands Beyond West Coast
Into Washington DC Metropolitan Area

Grows to 33 Café Locations, 4 Catering Kitchens 14 University Partnerships
in 4 Geographic Regions West and East Coast

WASHINGTON, DC. - Jun. 2, 2008 - Organic To Go (OTCBB: OTGO), the nation’s first fast casual café chain to be certified as an organic retailer, today announced it has expanded its west coast chain with the acquisition of the four additional cafés and a catering business operating under the name of High Noon from Balducci’s Food Lover’s Market.

This business, generating approximately $6 million in annual combined revenues, has three locations in the District of Columbia business district and one in Arlington, Virginia. This acquisition provides Organic To Go with its first center of operations on the east coast. Terms of the purchase, which include cash and common stock, were not disclosed.

Jason R. Brown, founder and CEO of Organic To Go, said, “The High Noon acquisition immediately gives us four prime retail locations, a strong catering operation and a proven management team in Washington, DC. This will serve as a tremendous launching pad for the Organic To Go brand on the east coast. As we have proven through prior successful geographic expansions, we enter a new market through an acquisition or multiple acquisitions to gain a strong foothold, and then grow organically within the market. We expect that the addition of High Noon will provide profitable growth for the company in both the short- and long-term.”

This most recent acquisition has been a part of the Organic To Go plan for aggressive expansion that takes advantage of its scalability of operations in a region. Organic To Go will continue its successful format of a ‘hub and spoke’ model with a commissary kitchen (the ‘hub’) in each of its geographic markets providing delicious organic prepared food to the local cafés and delivery/catering operations as well as to dedicated wholesale locations (the ‘spokes’). “This business model will allow us to efficiently grow and expand our presence in the metropolitan DC area while we continue to evaluate additional east coast opportunities to leverage our presence in the District of Columbia,” said Brown.

Organic To Go is a category leader in the emerging organic foodservice market. Its organic and natural food is presently available in more than 170 locations - including now 33 cafés, more than 120 wholesale locations, 14 universities, 11 locations at Los Angeles International Airport and one franchise café scheduled to open soon in the San Diego International Airport. The company’s multi-channel business model includes Retail, Delivery/Corporate Catering and Wholesale operations.

“We have built a strong dedicated corporate infrastructure with veteran team members in place and we are all enthusiastic about the opportunities before us,” Brown continued. “Organic To Go is growing eastward under its proven business model, building upon the successful expansion beyond our Seattle roots into the Los Angeles market in 2006 and into the San Diego market in 2007. Building upon that foundation, we set our sights towards the east and after completing our due diligence, determined that the DC area was an ideal place to make our initial mark on the eastern seaboard. As a double bottom line company we focus on creating value for our customers and our shareholders as well as giving back to the community at large and feel over time our growth will enable us to make a more material difference while serving all stakeholders successfully.”

- Continued -

OTGO EXPANDS EASTWARD

High Noon marks the eighth acquisition by Organic To Go since April 2005. In July 2007, the Company expanded into the new region of San Diego county with its first acquisition and completed three additional area acquisitions within the next three months. Earlier this month, Organic To Go completed the acquisition of a three café chain and catering business in Seattle that generated over $3 million in annual revenue.

In addition, Organic To Go announced today that it has signed a definitive debt financing agreement with its largest investor partner, Inventages Venture Capital Investment Inc., one of the world's largest life-sciences, nutrition and wellness focused venture capital funds with $1.5 billion under management. The agreement provides for a $5.0 million convertible note and warrant financing at $3.00 per share, with the option to draw down up to an additional $5.0 million, for potential future expansion, at the Company's discretion for a period of nine months following the closing.

Brown concluded, “Organic/Natural Food consumption has grown over 12% per year for the past 10 years and, as Whole Foods has proven again and again, there is tremendous opportunity for further expansion on the east coast in the right demographic concentrations. Education drives the consumption of organic food. It is becoming increasingly important for consumers to be able to continue to eat the healthy food that they eat at home when they are at work and where they go for higher education. Foodservice in America represents over 48% or $480 billion in sales each year of total food consumption and at this point there is less than 5% in foodservice sales in the $30 billion Organic and Natural segment. Not only does conventional wisdom point to a growing demand for organic and natural foods, recent studies show a continued upswing in demand for organic products with consumers’ increased understanding that organic food is safer for the environment and that it is a healthier alternative. Organic To Go is now able to capitalize on this trend in the Washington, DC area.”

About Organic To Go
Based in Seattle, Organic To Go is the nation’s first fast casual café chain to be certified as an organic retailer with locations in Seattle, Los Angeles, and San Diego. Organic To Go’s delicious organic food is currently available in more than 170 locations - including 33 cafés, more than 120 wholesale locations, 14 universities, 11 locations at Los Angeles International Airport and one franchise café scheduled to open soon at the San Diego International Airport. The company’s multi-channel business model includes Retail, Corporate Catering and Wholesale operations. Organic To Go’s mission is to become the leading branded provider of certified organic and natural soups, salads, sandwiches, entrees and other food products to corporate, university and other institutional customers in selected urban areas nationwide. All Organic To Go fare is made with organic ingredients whenever possible and is always natural, free of harmful chemicals and created with care. For more information, visit www.organictogo.com.

This press release includes statements that may constitute "forward-looking" statements. Forward-looking statements include statements that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the company's current and future products and services in the marketplace, the ability of the company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

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Editors: Photos and additional information are available upon request. Please contact wendy@organictogo.com

INVESTOR CONTACT:	MEDIA CONTACT:
Terri MacInnis, Dir. of Investor Relations	Wendy Tenenberg, VP of Communications
Bibicoff + MacInnis, Inc.	Organic To Go
818-379-8500 terri@BibiMac.com	760-445-4070 wendy@organictogo.com